Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2023 Fourth Quarter Financial Results and Full Year Financial Results

Full Year 2023 Highlights:

●	Total revenues increased 35% to $569.5 million

●	Net loss available to stockholders improved $66.1 million

●	Adjusted EBITDA increased $82.7 million to $71.2 million

●	Lindblad segment available guest nights increased 33%

●	Net yield per available guest night increased 12% to $1,097 and occupancy increased to 77%

●	Further increased financial flexibility with refinancing of export credit agreements through issuance of new senior secured notes

●	Extended and expanded strategic relationship with National Geographic for an additional 17 years through 2040

NEW YORK, February 28, 2024 Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the fourth quarter and full year ended December 31, 2023.

Sven Lindblad, Chief Executive Officer, said “The record full year results we delivered in 2023 provides a glimpse of the earnings power of the Company as we further ramp our expedition operations and maximize the potential across our platform of leading land-based travel companies. The strategic investments we have already made to expand our ship capacity and diversify our land-based product offerings provides us significant opportunity in both the short and long-term given the growing market demand for authentic and immersive experiential travel. This past quarter we took another important step to solidify and accelerate that opportunity by extending, and most importantly, expanding our strategic relationship with National Geographic. Over the past two decades, our intuitive connection and shared ethos has positively impacted hundreds of thousands of guests, while also providing meaningful support to some of the world’s most remarkable destinations. The expanded agreement will enable us to build on that success in the years ahead as we expand our addressable audiences, develop additional innovative expeditions and reach more citizen explorers than ever before."

FULL YEAR RESULTS

Tour Revenues

Full year tour revenues of $569.5 million increased $148.0 million, or 35%, as compared to 2022. The increase was driven by a $119.0 million increase at the Lindblad segment and a $29.1 million increase at the Land Experiences segment.

Lindblad segment tour revenues of $397.4 million increased $119.0 million, or 43%, as compared to 2022 primarily due to a 33% increase in available guest nights as we continued to ramp operations. The year-on-year growth was also driven by a 12% increase in net yield per available guest night to $1,097 driven by increased pricing and higher occupancy of 77% in 2023 as compared to 75% a year ago.

Land Experiences tour revenues of $172.1 million increased $29.1 million, or 20%, compared to 2022 primarily due to additional departures and higher pricing.

Net Income

Net loss available to stockholders for the full year was $50.0 million, $0.94 per diluted share, as compared with net loss available to stockholders of $116.1 million, $2.23 per diluted share, in 2022. The $66.1 million improvement primarily reflects the ramp in operations, partially offset by a $7.5 million increase in interest expense due to additional borrowings and higher rates, a $6.7 million increase in stock-based compensation and a $3.8 million increase in other expense primarily from the write-off of $3.9 million in deferred financing fees due to refinancing the Company’s export credit facilities.

Adjusted EBITDA

Full year Adjusted EBITDA of $71.2 million increased $82.7 million as compared to 2022 driven by a $77.6 million increase at the Lindblad segment and a $5.1 million increase at the Land Experiences segment.

Lindblad segment Adjusted EBITDA of $48.5 million increased $77.6 million as compared to 2022, primarily due to increased tour revenues, partially offset by higher cost of tours and personnel costs related to the ramp in operations, increased commissions related to the revenue and bookings growth and higher marketing spend to drive future bookings.

Land Experiences segment Adjusted EBITDA of $22.8 million increased $5.1 million, or 29%, as compared to 2022, as increased tour revenues were mostly offset by higher cost of tours and increased personnel costs related to the ramp in operations and higher marketing costs to drive future bookings.

FOURTH QUARTER RESULTS

Tour Revenues

Fourth quarter tour revenues of $125.4 million increased $7.4 million, or 6%, as compared to the same period in 2022. The increase was driven by a $5.4 million increase at the Lindblad segment and a $2.0 million increase at the Land Experiences segment.

Lindblad segment tour revenues of $85.8 million increased $5.4 million, or 7%, as compared to the fourth quarter a year ago primarily due to an 18% increase in available guest nights as we continued to ramp operations. The year-on-year growth was partially offset by an 8% decline in net yield per available guest night to $1,021 primarily due to the impact of transit voyages in the current year which resulted in decreased pricing and lower occupancy of 70% as compared to 76% in the fourth quarter a year ago.

Land Experiences tour revenues of $39.6 million increased $2.0 million, or 5%, compared to the fourth quarter a year ago primarily due to additional departures and higher pricing.

Net Income

Net loss available to stockholders for the fourth quarter was $28.5 million, $0.53 per diluted share, as compared with net loss available to stockholders of $33.2 million, $0.63 per diluted share, in the fourth quarter of 2022. The $4.7 million improvement primarily reflects the ramp in operations, partially offset by a $4.0 million decline in tax benefit due to the improved operating results, a $2.9 million increase in stock-based compensation and $2.2 million of higher depreciation and amortization.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $3.8 million increased $6.6 million as compared to the same period in 2022 driven by a $5.2 million improvement at the Lindblad segment and a $1.4 million increase at the Land Experiences segment.

Lindblad segment Adjusted EBITDA loss of $0.4 million improved $5.2 million as compared to the same period in 2022, primarily due to increased tour revenues and lower fuel and drydock costs, partially offset by higher costs associated with operating additional trips and increased commissions related to the revenue and bookings growth.

Land Experiences segment Adjusted EBITDA of $4.3 million increased $1.4 million, or 48%, as compared to the same period in 2022, as increased tour revenues and lower selling and marketing expenses were partially offset by higher cost of tours and increased personnel costs related to the ramp in operations.

	For the three months ended December 31,				For the years ended December 31,
(In thousands)	2023	2022	Change	%	2023	2022	Change	%
Tour revenues:
Lindblad	$85,750	$80,386	$5,364	7%	$397,410	$278,449	$118,961	43%
Land Experiences	39,610	37,572	2,038	5%	172,133	143,051	29,082	20%
Total tour revenues	$125,360	$117,958	$7,402	6%	$569,543	$421,500	$148,043	35%
Operating income (loss):
Lindblad	$(17,268)	$(17,490)	$222	1%	$(8,692)	$(77,871)	$69,179	89%
Land Experiences	3,424	2,192	1,232	56%	19,291	14,825	4,466	30%
Total operating loss	$(13,844)	$(15,298)	$1,454	10%	$10,599	$(63,046)	$73,645	NM
Adjusted EBITDA:
Lindblad	$(431)	$(5,594)	$5,163	92%	$48,456	$(29,154)	$77,610	NM	N
Land Experiences	4,279	2,891	1,388	48%	22,750	17,628	5,122	29%
Total adjusted EBITDA	$3,848	$(2,703)	$6,551	NM	$71,206	$(11,526)	$82,732	NM

OTHER

During November 2023 the Company extended and expanded it’s 20-year relationship with National Geographic for an additional 17 years, with a commitment through 2040. The new agreement will allow the brand to reach new worldwide audiences through global rights to the National Geographic brand for expedition cruises, by leveraging of The Walt Disney Company as an affiliate of National Geographic Partners to distribute product through Disney's powerful sales channels and support robust joint marketing campaigns, and through enhancements to the onboard guest experience with more immersive storytelling and experiences connected to the National Geographic brand.

This expanded relationship will elevate the brand's position as the leader in expedition cruise and will increase the earnings potential of the Company by opening larger addressable markets and potential expansion into additional market segments through: a global license to use the National Geographic Expeditions brand to market, sell and operate co-branded trips on expedition ships; exclusivity on trips marketed in the United States and Canada for ships up to 295 passengers, with the ability to expand that exclusive license globally and to ships with guest capacity of up to 530 passengers; and a global license to market co-branded river cruises.

Balance Sheet and Liquidity

The Company’s cash and cash equivalents, restricted cash and short-term securities were $187.3 million as of December 31, 2023, as compared with $129.6 million as of December 31, 2022. The increase primarily reflects $60.7 million in net cash from financing activities primarily related to the May issuance of $275.0 million of 9.00% senior secured notes and $25.4 million in cash from operations due to the strong operating performance and increased bookings for future travel, partially offset by $30.0 million in cash used in purchasing property and equipment, predominantly related to maintenance on existing vessels and investments in our digital initiatives.

During May, the Company issued $275.0 million of 9.00% senior secured notes, maturing 2028, with proceeds used primarily to pay the outstanding borrowings under the Company's previously existing export credit agreements. The senior secured notes are guaranteed on a senior secured basis by the Company and certain of the Company’s subsidiaries and are collateralized by certain of the Company’s assets.

As of December 31, 2023, the Company had a total debt position of $635.1 million and was in compliance with all of its applicable debt covenants.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2024 are as follows:

●	Tour revenues of $610 - $630 million

●	Adjusted EBITDA of $88 - $98 million

The Company has substantial advance reservations for future travel with strong gross bookings, partially offset by the short-term impact of instability in Ecuador and the Middle East. As of February 26, 2024, bookings for travel during 2024 have increased 2% as compared with bookings in 2023 as of the same date a year ago and the Lindblad segment had 87% of full year 2024 projected guest ticket revenues already on the books.

STOCK REPURCHASE PLAN

The Company currently has a $35.0 million stock repurchase plan in place. As of February 26, 2024, the Company had repurchased 875,218 shares and 6.0 million warrants under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of February 26, 2024, there were 53.4 million shares common stock outstanding.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on February 28, 2024, to discuss the earnings of the Company. The conference call can be accessed by dialing 833-470-1428 (United States), 1-833-950-0062 (Canada). The Access Code is 437869. A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and land-based travel through its subsidiaries, Natural Habitat, Inc. (“Natural Habitat”), Off the Beaten Path LLC (“Off the Beaten Path”), DuVine Cycling + Adventure Co. (“DuVine”), and Classic Journeys, LLC (“Classic Journeys”).

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Classic Journeys is a luxury cultural walking tour company that operates a portfolio of curated tours centered around cinematic walks led by expert local guides. Classic Journeys offers active small-group and private custom journeys in over 50 countries around the world.

DuVine designs and leads luxury bike tours in the world’s most amazing destinations, from Italy’s sun-bleached villages and the medieval towns of Provence to Portugal’s Douro Valley and the vineyards of Napa, California. Guests bike, eat, drink, and sleep their way through these regions and many more while sampling the finest cuisine, hotels, and wine.

Off the Beaten Path is an outdoor, active travel company offering guided small group adventures and private custom journeys that connect travelers with the wild nature and authentic culture of their destinations. Off the Beaten Path’s trips extend across the globe, with a focus on exceptional national park experiences in the Rocky Mountains, Desert Southwest, and Alaska.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. Many of these risks and uncertainties are currently amplified by, and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment and perceptions of these and similar conditions that decrease the level of disposable income of consumers or consumer confidence that negatively impact the ability or desire of people to travel; (ii) suspended operations, cancelling or rescheduling of voyages and other potential disruptions to our business and operations related to the COVID-19 virus or other health pandemic, the civil unrest in Ecuador, the Israel-Hamas war, the Russia-Ukraine conflict, political unrest, terrorism, war or another unexpected event in destinations we visit; (iii) events and conditions around the world, including war and other military actions, such as the civil unrest in Ecuador, the Israel-Hamas war, the current conflict between Russia and Ukraine, inflation, higher fuel prices, higher interest rates and other general concerns about the state of the economy or other events impacting the ability or desire of people to travel; (iv) increases in fuel prices, changes in fuels consumed and availability of fuel supply in the geographies in which we operate or in general; (v) the loss of key employees, our inability to recruit or retain qualified shoreside and shipboard employees and increased labor costs; (vi) the impact of delays or cost overruns with respect to anticipated or unanticipated drydock, maintenance, modifications or other required construction related to any of our vessels; (vii) unscheduled disruptions in our business due to travel restrictions, weather events, mechanical failures, pandemics or other events; (viii) changes adversely affecting the business in which we are engaged; (ix) management of our growth and our ability to execute on our planned growth, including our ability to successfully integrate acquisitions; (x) our business strategy and plans; (xi) our ability to maintain our relationships with National Geographic and/or World Wildlife Fund; (xii) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (xiii) our substantial indebtedness and our ability to remain in compliance with the financial and/or operating covenants in such arrangements; (xiv) the impact of severe or unusual weather conditions, including climate change, on our business; (xv) adverse publicity regarding the travel and cruise industry in general; (xvi) loss of business due to competition; (xvii) the inability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them; (xviii) the result of future financing efforts; (xix) our common stock ranks junior to our Series A Convertible Preferred Stock with respect to dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs; and (xx) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$156,845	$87,177
Restricted cash	30,499	28,847
Short-term securities	-	13,591
Prepaid expenses and other current assets	57,158	53,704
Total current assets	244,502	183,319

Property and equipment, net	526,002	539,406
Goodwill	42,017	42,017
Intangibles, net	9,412	11,219
Other long-term assets	9,364	12,014
Total assets	$831,297	$787,975

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$252,199	$245,101
Accounts payable and accrued expenses	65,055	71,019
Long-term debt - current	47	23,337
Lease liabilities - current	1,923	1,663
Total current liabilities	319,224	341,120

Long-term debt, less current portion	621,778	529,452
Deferred tax liabilities	2,118	-
Other long-term liabilities	1,943	3,049
Total liabilities	945,063	873,621

Commitments and contingencies	-	-
Series A redeemable convertible preferred stock, 165,000 shares authorized; 62,000 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	73,514	69,143
Redeemable noncontrolling interests	37,784	27,886
	111,298	97,029

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 62,000 Series A shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 53,390,082 and 53,177,437 issued, 53,332,150 and 53,110,132 outstanding as of December 31, 2023 and December 31, 2022, respectively	5	5
Additional paid-in capital	97,139	83,850
Accumulated deficit	(322,208)	(266,530)
Total stockholders' deficit	(225,064)	(182,675)
Total liabilities, mezzanine equity and stockholders' deficit	$831,297	$787,975

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Operations (In thousands, except share and per share data)

	For the three months ended December 31,		For the years ended December 31,
	2023	2022	2023	2022

Tour revenues	$125,362	$117,961	$569,543	$421,500

Operating expenses:
Cost of tours	77,082	75,194	322,376	283,217
General and administrative	32,842	27,409	118,431	96,291
Selling and marketing	16,229	19,803	71,426	60,996
Depreciation and amortization	13,051	10,850	46,711	44,042
Total operating expenses	139,204	133,256	558,944	484,546

Operating loss	(13,842)	(15,295)	10,599	(63,046)

Other (expense) income:
Interest expense, net	(11,421)	(10,996)	(45,014)	(37,495)
Gain (loss) on foreign currency	705	181	751	(1,236)
Other (expense) income	(293)	(390)	(4,066)	(307)
Total other expense	(11,009)	(11,205)	(48,329)	(39,038)

Loss before income taxes	(24,851)	(26,500)	(37,730)	(102,084)
Income tax expense	1,561	5,460	3,146	6,076

Net loss	(26,412)	(31,960)	(40,876)	(108,160)
Net income (loss) attributable to noncontrolling interest	992	222	4,734	3,221
Net loss attributable to Lindblad Expeditions Holdings, Inc.	(27,404)	(32,182)	(45,610)	(111,381)
Series A redeemable convertible preferred stock dividend	1,117	1,053	4,373	4,671

Net loss available to stockholders	$(28,521)	$(33,235)	$(49,983)	$(116,052)

Weighted average shares outstanding
Basic	53,343,125	53,078,214	53,256,513	52,018,987
Diluted	53,343,125	53,078,214	53,256,513	52,018,987

Undistributed loss per share available to stockholders:
Basic	$(0.53)	$(0.63)	$(0.94)	$(2.23)
Diluted	$(0.53)	$(0.63)	$(0.94)	$(2.23)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	For the years ended December 31,
	2023	2022
Cash Flows From Operating Activities
Net loss	$(40,876)	$(108,160)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	46,711	44,042
Amortization of deferred financing costs and other, net	3,368	2,669
Amortization of right-to-use lease assets	811	608
Stock-based compensation	13,886	6,992
Deferred income taxes	2,719	5,481
(Gain) loss on foreign currency	(751)	1,236
Write-off of unamortized issuance costs related to debt refinancing	3,860	9,004
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(3,454)	(19,695)
Unearned passenger revenues	7,098	32,503
Other long-term assets	(1,871)	2,556
Other long-term liabilities	-	689
Accounts payable and accrued expenses	(5,210)	20,530
Operating lease liabilities	(850)	(658)
Net cash provided by (used in) operating activities	25,441	(2,203)

Cash Flows From Investing Activities
Purchases of property and equipment	(29,963)	(38,205)
Sale (purchase) of short-term securities	15,163	(15,000)
Proceeds from loan principal repayment	-	3,610
Net cash used in investing activities	(14,800)	(49,595)

Cash Flows From Financing Activities
Proceeds from long-term debt	275,000	360,000
Repayments of long-term debt	(205,704)	(352,941)
Payment of deferred financing costs	(7,489)	(10,874)
Repurchase under stock-based compensation plans and related tax impacts	(1,128)	(1,056)
Net cash provided by (used in) financing activities	60,679	(4,871)
Net increase (decrease) in cash, cash equivalents and restricted cash	71,320	(56,669)
Cash, cash equivalents and restricted cash at beginning of period	116,024	172,693

Cash, cash equivalents and restricted cash at end of period	$187,344	$116,024

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$43,695	$25,815
Income taxes	711	309
Non-cash investing and financing activities:
Non-cash preferred stock dividend	4,373	4,671
Value of shares issued for acquisition	-	-
Non-cash preferred stock deemed dividend	-	-

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated
	For the three months ended December 31,		For the years ended December 31,
	2023	2022	2023	2022
Net loss	$(26,412)	$(31,960)	$(40,876)	$(108,160)
Interest expense, net	11,421	10,996	45,014	37,495
Income tax expense (benefit)	1,559	5,457	3,146	6,076
Depreciation and amortization	13,051	10,850	46,711	44,042
(Gain) loss on foreign currency	(705)	(181)	(751)	1,236
Other expense (income)	293	390	4,066	307
Stock-based compensation	4,641	1,709	13,886	6,992
Other	-	36	10	486
Adjusted EBITDA	$3,848	$(2,703)	$71,206	$(11,526)

Reconciliation of Operating (Loss) Income to Adjusted EBITDA Lindblad Segment
	For the three months ended December 31,		For the years ended December 31,
	2023	2022	2023	2022
Operating loss	$(17,268)	$(17,490)	$(8,692)	$(77,871)
Depreciation and amortization	12,196	10,187	43,351	41,275
Stock-based compensation	4,641	1,709	13,787	6,992
Other	-	-	10	450
Adjusted EBITDA	$(431)	$(5,594)	$48,456	$(29,154)

Land Experiences Segment
	For the three months ended December 31,		For the years ended December 31,
	2023	2022	2023	2022
Operating income	$3,424	$2,192	$19,291	$14,825
Depreciation and amortization	855	663	3,360	2,767
Stock-based compensation	-	-	99	-
Other	-	36	-	36
Adjusted EBITDA	$4,279	$2,891	$22,750	$17,628

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the years ended December 31,
	2023	2022
Net cash provided by operating activities	$25,441	$(2,203)
Less: purchases of property and equipment	(29,963)	(38,205)
Free Cash Flow	$(4,522)	$(40,408)

	For the three months ended December 31,		For the years ended December 31,
	2023	2022	2023	2022
Available Guest Nights	72,762	61,830	316,091	236,784
Guest Nights Sold	51,217	46,685	243,269	177,521
Occupancy	70%	76%	77%	75%
Maximum Guests	8,226	7,310	37,339	29,095
Number of Guests	6,071	5,691	29,719	22,347
Voyages	95	91	454	393

Calculation of Gross and Net Yield per Available Guest Night	For the three months ended December 31,		For the years ended December 31,
	2023	2022	2023	2022
Guest ticket revenues	$72,218	$65,830	$345,871	$240,592
Other tour revenue	13,532	14,556	51,539	37,857
Tour Revenues	85,750	80,386	397,410	278,449
Less: Commissions	(5,790)	(4,768)	(25,787)	(19,149)
Less: Other tour expenses	(5,656)	(6,755)	(24,952)	(27,780)
Net Yield	$74,304	$68,863	$346,671	$231,520
Available Guest Nights	72,762	61,830	316,091	236,784
Gross Yield per Available Guest Night	$1,178	$1,300	$1,257	$1,176
Net Yield per Available Guest Night	1,021	1,114	1,097	978

Reconciliation of Operating (Loss) Income to Net Yield	For the three months ended December 31,		For the years ended December 31,
	2023	2022	2023	2022
Operating loss	$(17,268)	$(17,490)	$(8,692)	$(77,871)
Cost of tours	55,021	56,004	222,413	201,255
General and administrative	22,630	19,077	83,004	67,564
Selling and marketing	13,171	12,608	57,334	46,226
Depreciation and amortization	12,196	10,187	43,351	41,275
Less: Commissions	(5,790)	(4,768)	(25,787)	(19,149)
Less: Other tour expenses	(5,656)	(6,755)	(24,952)	(27,780)
Net Yield	74,304	68,863	346,671	231,520

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended December 31,		For the years ended December 31,
	2023	2022	2023	2022
Cost of tours	$55,021	$56,004	$222,413	$201,255
Plus: Selling and marketing	13,171	12,608	57,334	46,226
Plus: General and administrative	22,630	19,077	83,004	67,564
Gross Cruise Cost	90,822	87,689	362,751	315,045
Less: Commissions	(5,790)	(4,768)	(25,787)	(19,149)
Less: Other tour expenses	(5,656)	(6,755)	(24,952)	(27,780)
Net Cruise Cost	79,376	76,166	312,012	268,116
Less: Fuel Expense	(7,974)	(9,716)	(27,913)	(31,135)
Net Cruise Cost Excluding Fuel	71,402	66,450	284,099	236,981
Non-GAAP Adjustments:
Stock-based compensation	(4,641)	(1,709)	(13,787)	(6,992)
Other	-	(36)	(10)	(450)
Adjusted Net Cruise Cost Excluding Fuel	$66,761	$64,705	$270,302	$229,539
Adjusted Net Cruise Cost	$74,735	$74,421	$298,215	$260,674
Available Guest Nights	72,762	61,830	316,091	236,784
Gross Cruise Cost per Available Guest Night	$1,248	$1,418	$1,148	$1,331
Net Cruise Cost per Available Guest Night	1,091	1,232	987	1,132
Net Cruise Cost Excluding Fuel per Available Guest Night	981	1,075	899	1,001
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	918	1,046	855	969
Adjusted Net Cruise Cost per Available Guest Night	1,027	1,204	943	1,101

Reconciliation of 2024 Adjusted EBITDA guidance:

(In millions)	Full Year 2024
Income before income taxes	$(27)	to	$(17)
Depreciation and amortization	50	to	48
Interest expense, net	49	to	49
Stock-based compensation	13	to	12
Other	3	to	6
Adjusted EBITDA	$88	to	$98

A reconciliation of net income to Adjusted EBITDA is not provided because the Company cannot estimate or predict with reasonable certainty certain discrete tax items, which could significantly impact that financial measure.

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization and acquisition-related expenses.

Available Guest Nights is a measurement of capacity available for sale and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.